Exhibit 99.2

NEWS RELEASE

Contacts:

Paolo Amoruso, Vice President of Commercial and Legal Affairs.

David Wesson, Vice President and Chief Financial Officer.

(713) 353-9445

Hyperdynamics Announces Changes to its Board of Directors

HOUSTON, November 24, 2015 — Hyperdynamics Corporation (OTCQX: HDYN) announced today the retirement of Ambassador Hank Cohen and the addition of Ambassador Patricia Moller and Gary Elliston to its Board of Directors.

Ray Leonard, Hyperdynamics’ President and Chief Executive Officer, commented, “Hyperdynamics has been fortunate to have had Ambassador Cohen’s guidance since August 2009 and we thank him for his service during the last six years”.  Ian Norbury, Hyperdynamics’ Chairman of the Board, stated that “We are fortunate to have the opportunity to attract Ambassador Moller and Mr. Elliston to the Board of Hyperdynamics. They have the qualifications and leadership skills to help guide the Company”.

Ambassador Cohen served as the Chairman of the Government Relations Committee and a member of the Compensation, Nominating, and Corporate Governance Committee.  Ms. Moller

will assume the role as Chair of the Government Relations Committee and Mr. Elliston will be a member of the Compensation, Nominating and Corporate Governance Committee of the Board.

Ms. Moller served as the United States Ambassador to the Republic of Guinea from 2009 to 2012. She also served as United States Ambassador to the Republic of Burundi from 2006 until 2009 as well as Chargé d’affaires at the U.S. Embassies for the Kingdom of Morocco and Romania.

Mr. Elliston has been the senior founding partner of DeHay & Elliston, L.L.P. a registered limited liability legal partnership, since August 1992, and specializes in litigation.  In addition, Mr. Elliston has previously served on the Board of Trustees for Howard Payne University and the Board of Regents for Baylor University.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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